Exhibit 99.1

Surrey Bancorp Logo Appears Here	Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
July 26, 2004	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Profits of $641,097

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $641,097 or $.44 per fully diluted share for the second quarter of 2004. This represents a 39 percent increase in profitability from the second quarter of 2003 when the Company reported earnings of $461,339 or $.36 per fully diluted share. The improvements in earnings were the result of a non-recurring gain on the sale of mortgage servicing rights, higher net interest income and fee income over the previous period.

Total assets were $154,096,074 at June 30, 2004, an increase of 33 percent from the $115,827,523 reported as of June 30, 2003. Net loans increased 23 percent to $123,597,833, compared to $100,518,689 at the end of the second quarter 2003. Asset quality remained strong with delinquency levels and charge-offs below industry averages. Loan loss reserves were $2,149,111 or 1.71 percent of total loans as of June 30, 2004. Total deposits increased to $130,425,398 at the end of the second quarter, a 35 percent increase from the second quarter of 2003.

Surrey Bancorp (Stock Symbol SRYB) is a bank holding company located at 145 North Renfro Street, Mount Airy, North Carolina. The Company operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full service branches are also located at 108 Heatherly Creek Drive in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia. The Company is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Company also provides full-service brokerage and investment advice through an association with U-Vest Financial Services. Surrey Bancorp also owns Friendly Finance, LLC, a sale finance company located at 165 North Renfro Street in Mount Airy, North Carolina.

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